Exhibit 99.1

 MSCI Completes Sale of ISS

New York – April 30, 2014 – MSCI Inc. (NYSE: MSCI), a leading provider of investment decision support tools worldwide, announced today that it has completed the sale of Institutional Shareholder Services Inc. (“ISS”), its wholly-owned subsidiary comprising MSCI’s Governance segment, to Vestar Capital Partners for total cash consideration of $367 million, subject to customary post-closing adjustments.

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About MSCI

MSCI Inc. is a leading provider of investment decision support tools to investors globally, including asset managers, banks, hedge funds and pension funds. MSCI products and services include indices, portfolio risk and performance analytics, and governance tools.

For equity investors, MSCI’s flagship performance and risk tools include: the MSCI indexes with approximately $8 trillion estimated to be benchmarked to them on a worldwide basis1; Barra factor models, portfolio risk and performance analytics; and ESG (environmental, social and governance) Research screening, analysis and ratings. MSCI is also a leading provider of multi-asset class risk management tools including RiskMetrics multi-asset class market and credit risk analytics; Barra multi-asset class factor models, portfolio risk and performance analytics. MSCI also provides IPD real estate information, indexes and analytics for investors in and managers of commercial real estate. MSCI also offers FEA valuation models and risk management software for the energy and commodities markets. MSCI is headquartered in New York, with research and commercial offices around the world. MSCI#IR

1As of September 30, 2013, as reported on January 31, 2014 by eVestment, Lipper and Bloomberg

For further information on MSCI, please visit our website at www.msci.com

MSCI Inc. Contact:

W. Edings Thibault, MSCI, New York	+ 1.212.804.5273

Media Inquiries:

Jo Morgan, MSCI, London	+ 44.20.7618.2224

Kristin Meza, MSCI, New York	+ 1.212.804.5330

Sally Todd | Christian Pickel, MHP Communications, London	+ 44.20.3128.8100